Exhibit 10.3

FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (the “Amendment”) is dated effective as of April 24, 2024 (the “Amendment Effective Date”), by and among Grom Social Enterprises, Inc., a Florida corporation (the “Company”) and Generating Alpha Ltd., a Saint Kitts and Nevis corporation (the “Buyer,” and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company and the Buyer entered into and executed that certain Securities Purchase Agreement, dated as of April 1, 2024 (such Securities Purchase Agreement, together with all amendments, modifications, substitutions, or replacements thereof, collectively referred to as the “SPA”), pursuant to which the Company has agreed to a convertible promissory note of the Company (the “Note”), having an initial principal amount of $650,000, for a price of $520,000;

WHEREAS, the Parties wish to amend the Note as set forth herein;

NOW THEREFORE, in consideration of the foregoing and of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Section 1.1(a) of the Note shall be amended by (i) deleting the last sentence currently thereof and (ii) adding the following sentences to the new end of such Section:

“Notwithstanding anything contained herein to the contrary, in no event shall the Conversion Price be less than $0.17 (“Conversion Floor Price”). In the event that the Trading Price is less than the Conversion Floor Price and the Holder wishes to exercise its conversion rights, the Company shall issue an additional note to the Holder, payable in cash, (with substantially similar terms as this note, but with a maturity date due within three (3) months and the option that the Buyer can request that the new note be repaid in cash) in an amount equal to (x) the difference between the Conversion Floor Price and (y) the closing Trading Price of the Common Stock on the intended Conversion Date. In such event, the Company covenants that it shall utilize up to ninety percent (90%) of the proceeds from any future financings to repay such additional note as a result of the Trading Price of the Common Stock being less than the Conversion Floor Price.”

The Note and this Amendment shall be read together and shall have the same effect as if the Note and this Amendment were contained in one document. Except as expressly modified by this Amendment, the terms and obligations of the Note and the Transaction Documents remain unchanged and the Note and Transaction Documents shall continue in full force and effect.

This Amendment shall be governed by, construed, and enforced in accordance with, the laws of Nevis, without regard to the conflict of laws principles thereof.

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If you are in agreement with the foregoing, please have this Amendment executed by your authorized representative and return a copy to the undersigned.

Very Truly Yours,

GROM SOCIAL ENTERPRISES, INC.

By:	/s/ Darren Marks
Name:	Darren Marks
Title:	Chief Executive Officer

Confirmed and Agreed to:

GENERATING ALPHA LTD.

By: /s/ Maria Cano_______________________________

Name:	Maria Cano
Title:	Director

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